UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Splunk Inc.

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Subject: Vote SPLUNK! Your Vote is Your Voice

Splunkers,

With our June 16 annual meeting of stockholders right around the corner, I wanted to reach out with a very important message to all employees, but particularly to those of you who held shares in our company as of April 20 (our annual meeting record date). If you’re a stockholder, it’s particularly crucial that you vote this year and that you vote now.

As stockholders, you have an important voice – and an important vote – as to how our company is run. And, as employees, we all have an interest in being informed about critical governance items that can impact the future of our company. This year, among other items, management is asking our stockholders to approve:

●	The election of directors Mark Carges, Kenneth Hao and Elisa Steele to the Board;

●	The ratification of the appointment of PWC as Splunk’s independent auditor for FY23;

●	The approval of the compensation of our named executive officers; and

●	The approval of Splunk’s 2022 equity incentive plan.

I’m writing today to call particular attention to the last proposal – Splunk’s new equity incentive plan. Our new plan, which replaces the company’s recently-expired IPO-era equity incentive plan from 2012, will give us the ability to continue to attract next generation Splunkers, as well as reward and retain our world-class employees, providing an important stake in the future success of the business we are building together.

We need your vote in support of our equity plan proposal. To be clear, because of Nasdaq listing rules, without stockholder approval of a new equity incentive plan, Splunk will not be able to grant equity awards to our existing employees. We would instead have to rely on other forms of compensation, like cash, that we see as less favorable for our employees, our investors and our business and financial results overall. That’s why we’re asking for your support and your vote. Voting is easy and instructions are below.

Splunk takes great pride in offering our employees the opportunity to earn and hold equity in our company, whether through our proposed equity plan or our existing employee stock purchase plan. We think companies operate best when their employees can participate directly in the financial success of the business. And we believe that by aligning employees’ interests with the company’s overall results, we can fuel even stronger performance.

I’m grateful for your support of our company and excited to keep building with you. Thank you for voting.

Gary

HOW TO VOTE

By now, you should have received in the mail or via email (from E*TRADE SECURITIES LLC or your personal broker) your voting materials, including your proxy card or a notice that the proxy materials are available. You can call E*TRADE Stock Plan Services at 1-800-838-0908 or 1-650-599-0125 if you have not received or retained your voting materials.

You can learn more about each proposal and the rationale for our recommendations from our proxy statement.

You may vote your shares by internet, telephone, or mail, and attending the annual meeting is not required for your votes to count.

One of the easiest and quickest ways to vote is go to www.proxyvote.com and follow the instructions in your materials. You will need the control number included in your materials. If you hold shares in multiple names (e.g., in multiple funds or with multiple brokers), you may have multiple control numbers – make sure to vote using each one.